EXHIBIT 10.1

VisionWave Holdings, Inc.

300 Delaware Ave., Suite 210#301

Wilmington, Delaware 19801

May 8, 2026

VIA EMAIL

Jez Williman

Re: Amendment No. 1 to Employment Agreement dated September 2, 2025

Dear Jez:

This letter agreement (this “Amendment”) is entered into as of May 8, 2026, by and between VisionWave Holdings, Inc., a Delaware corporation (the “Company”), and Jez Williman (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated September 2, 2025 (the “Original Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Position (Section 1.1). Effective as of the date hereof, Section 1.1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“1.1 Position. Company will employ Executive as Managing Director, UK and European Operations as of the date of this Amendment. The Executive will report to the CEO.”

2.	Amendment to Base Salary (Section 3.1). Effective as of May 1, 2026, Section 3.1 of the Original Agreement is hereby amended and restated in its entirety to read as follows (all other provisions of Section 3.1 remaining unchanged):

“3.1 Base Salary. The Company shall pay to the Executive a base salary at an annual rate of $200,000 starting May 1, 2026, subject to applicable withholdings and deductions (the “Base Salary”). Base Salary shall be paid in accordance with the Company’s payroll practices in effect from time to time. The Base Salary shall be increased to an annual rate of the lesser of $300,000 or fair market rate once the Company has achieved $10,000,000 in revenue during any ninety (90) day period.”

3.	Amendment to Option Grant (Section 3.3). Section 3.3 of the Original Agreement is hereby amended by adding the following new paragraph at the end thereof (all other provisions of Section 3.3, including the contingency upon shareholder approval of the 2025 Omnibus Equity Incentive Plan, remaining in full force and effect):

“In addition to the 250,000 options vesting over 4 years originally granted, the Company will grant Executive the following additional stock options under the Plan (subject to the terms of the Plan, an option agreement to be entered into, and all applicable approvals):

• 50,000 options upon issuance of the valid payable commercial invoice(s) for the second UGV sold; and

• 100,000 options upon issuance of valid payable commercial invoices cumulatively totaling $1 million.

Such additional options shall be granted at an exercise price equal to the fair market value of the Company’s common stock on the applicable grant date (determined in accordance with the Plan) and shall vest upon achievement of the respective milestone or as otherwise determined by the Board of Directors, subject to Executive’s continued service with the Company.”

4.	Ratification. Except as expressly amended by this Amendment, all terms and provisions of the Original Agreement remain in full force and effect and are hereby ratified and confirmed in all respects. In the event of any inconsistency between this Amendment and the Original Agreement, the terms of this Amendment shall control.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

6.	Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures (including DocuSign or similar) shall have the same legal effect as original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

7.	Entire Agreement. This Amendment, together with the Original Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings or agreements, written or oral.

Please indicate your acceptance and agreement to the foregoing by executing and returning a copy of this Amendment to Doug Davis at your earliest convenience.

Very truly yours,

VISIONWAVE HOLDINGS, INC.

By:
	Name:	Douglas Davis
	Title:	CEO and Executive Chairman

ACCEPTED AND AGREED:

Jez Williman